Exhibit 10.41

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

COLLABORATION AND OPTION AGREEMENT
This Collaboration and Option Agreement (together with any exhibits attached hereto, this “Agreement”) is made and entered into as of November 6, 2023 (the “Effective Date”), by and between Senti Biosciences, Inc., a Delaware corporation with its principal place of business at 2 Corporate Drive, South San Francisco, CA 94080 (“Senti”), and Celest Therapeutics (Shanghai) Co. Ltd, a limited company organized under the laws of the People’s Republic of China, with its principal place of business at 3rd Floor, Building No. 1, 795 Kangwei Rd, Pudong, Shanghai, China, 201315 and uniform social credit code of 91310115MA1K4QQK97 (“Celest”). Senti and Celest are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
Whereas, Senti is a biotechnology company engaged in the research and development of human cell therapies;
Whereas, Celest has expertise in research, development, and commercialization of biopharmaceutical products in the Territory (as defined below);
Whereas, Senti has developed or otherwise controls certain intellectual property related to the SN301A Product (as defined below); and
Whereas, the Parties desire to engage in a collaborative effort pursuant to which Celest will carry out an Investigator-Initiated Trial (as defined below) and have an exclusive option after the completion of such Investigator-Initiated Trial to negotiate and enter into an exclusive license agreement with Senti for the development and commercialization of the SN301A Product in the Expanded Territory (as defined below);
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
1.    Definitions.
The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.
1.1    “Additional R&D Costs” has the meaning set forth in Section 2.1.5.
1.2    “Affiliate” of a Party means any Person that directly or indirectly is controlled by, controls or is under common control with a Party to this Agreement. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-

corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, or (c) any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity; provided that, if local Laws restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Laws, be owned by foreign interests.
1.3    “Alliance Manager(s)” has the meaning set forth in Section 2.1.2.
1.4    “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in Shanghai, China or San Francisco, California are authorized or obligated by Laws to close.
1.5    “CAR” means a chimeric antigen receptor that includes at least: (a) an extracellular domain that includes an antigen binding portion; (b) a transmembrane domain; and (c) one or more intracellular signaling domains.
1.6    “CAR-NK Cell” means a human natural killer cell that expresses or is capable of expressing a transgene encoding a CAR.
1.7    “Celest Indemnitees” has the meaning set forth in Section 9.2.
1.8    “Challenge” has the meaning set forth in Section 10.5.
1.9    “Change of Control” means, with respect to a Party, (a) a merger, reorganization, or consolidation of such Party with or into any Third Party, or any other corporate reorganization involving a Third Party, that results in those persons or entities that are stockholders of such Party immediately prior such merger, reorganization, or consolidation owning less than fifty percent (50%) of the surviving entity’s voting power immediately after such merger, reorganization, or consolidation, (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party (whether in a single transaction or series of related transactions), where immediately after giving effect to such change, the legal or beneficial owner of more than fifty percent (50%) of the voting securities of such Party is a Third Party or (c) the sale, transfer, lease, license or other disposition to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates in one or a series of related transactions; provided however, that a “Change of Control” shall not include any transaction or series of related transactions principally conducted for bona fide financing purposes.
1.10    “Commercially Reasonable Efforts” means, with respect to carrying out specific tasks and obligations of a Party under this Agreement, expending reasonable, diligent, good faith efforts and resources of such Party to accomplish such task or obligation as similarly situated biotechnology company would normally use to accomplish a similar task or obligation under similar circumstances.
1.11    “Competing Program” means [*].
1.12    “Confidential Information” means all trade secrets, processes, formulae, Know-How, improvements, inventions, chemical or biological materials, chemical structures, techniques, marketing plans, strategies, customer lists, or other information, in each case that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or disclosed to the other by the disclosing Party in oral, written, graphic or electronic form.

1.13    “Controlled” or “Controls” when used in reference to any Patent, Know-How or other intellectual property right, means the legal authority or right (whether by ownership, license or otherwise, other than by a license, sublicense or other rights granted pursuant to this Agreement) of a Party hereto or its Affiliates to: (a) grant, or procure the grant of, a license or sublicense, to the extent provided for herein, of such Patent, Know-How or other intellectual property right to the other Party; or (b) in relation to Know-How only, disclose or provide access to, to the extent provided for herein, such Know-How to the other Party, and in each case without (i) [*], or (ii) misappropriating the Know-How of a Third Party. Notwithstanding the foregoing, a Party will be deemed not to Control any Patent, Know-How or other intellectual property right that is owned or controlled by a Third Party described in the definition of “Change of Control” or such Third Party’s Affiliates prior to the closing of such Change of Control.
1.14    “Damages” has the meaning set forth in Section 9.1.
1.15    “Debarred” has the meaning set forth in Section 7.4.
1.16    “Delay” has the meaning set forth in Section 4.3.4.
1.17    “Expanded Territory” means mainland China, Hong Kong, Macau and Taiwan.
1.18    “Exploit” or “Exploitation” means, collectively, to make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported and otherwise exploit and have exploited, including research, develop, manufacture and commercialize.
1.19    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.20    “Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures for good clinical practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including International Conference on Harmonization (ICH) E6.
1.21    “Good Laboratory Practices” or “GLP” means the then-current standards, practices and procedures for good laboratory practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including 21 C.F.R. Part 58.
1.22    “Good Manufacturing Practices” or “GMP” means the then-current standards, practices and procedures for good manufacturing practices promulgated or endorsed by any applicable Regulatory Authority, as may be updated from time to time, including 21 C.F.R. Parts 210 and 211.
1.23    “IIT Intellectual Property” means the Results and Inventions created, discovered, invented, conceived, reduced to practice, or otherwise generated or made by or on behalf of Celest during the Term in the conduct of the Research Activities or the IIT.
1.24    “IIT Patent” has the meaning set forth in Section 6.6.2.
1.25    “IND” means an Investigational New Drug application filed with or submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, and any comparable filing(s) outside the United States for the investigation of any product in humans in any other country or group of countries (such as an application for a clinical trial in China).
1.26    “Institutional Review Board” or “IRB” means an independent body established in accordance with applicable Laws, comprising medical, scientific, and non-scientific members, which has the responsibility of reviewing, monitoring and approving the IIT with the goals of protecting the rights, safety and welfare of the study subjects involved therein.
1.27    “Invention” means any invention, discovery, development, improvement, modification, enhancement or derivative, whether or not patentable, that is created, discovered, invented, made, conceived, reduced to practice, or otherwise generated or made in the course of conducting activities under this Agreement, including the conduct of the Research Activities and the IIT.
1.28    “Investigator-Initiated Trial” or “IIT” means a human clinical trial of the SN301A Product sponsored and conducted by an investigator at a hospital or research institution in the Territory.
1.29    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.1.
1.30    “Know-How” means any and all commercial, technical, scientific and other data, information, know-how, materials, trade secrets, knowledge and technology including all technical, scientific, pre-clinical, clinical, regulatory, safety, manufacturing, quality control, marketing, financial and other commercial data (including pharmacological, toxicological and other test data and results) and other information, including biological and other tangible materials, protocols, assays, methods, processes, procedures, practices, inventions, modifications, enhancements, improvements, formulae, instructions, skills, techniques, sketches, designs, drawings, specifications, schematics, and prototypes, but excluding Patents.
1.31    “Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, or governmental or Regulatory Authority within the applicable jurisdiction.
1.32    “LCIA” has the meaning set forth in Section 11.3.
1.33    “License Agreement” has the meaning set forth in Section 3.1.
1.34    “Long Term Follow-Up” has the meaning set forth in Section 4.1.
1.35    “Negotiation Period” has the meaning set forth in Section 3.3.
1.36    “Option” has the meaning set forth in Section 3.1.
1.37    “Option Exercise Notice” has the meaning set forth in Section 3.2.1.
1.38    “Option Fee” has the meaning set forth in Section 3.2.2.
1.39    “Option Period” has the meaning set forth in Section 3.2.1.

1.40    “Patents” means all patents and patent applications anywhere in the world, including divisionals, continuations, continuations in-part, reissues, re-examinations, patents of addition, renewals, and supplemental protection certificates.
1.41    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, governmental authority, association, or other entity.
1.42    “Project Evaluation” has the meaning set forth in Section 4.2.
1.43    “Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, and oppositions) and maintenance of Patents. When used as a verb, “Prosecute” means to engage in Prosecution.
1.44    “Protocol” has the meaning set forth in Section 2.1.4(c).
1.45    “R&D License” has the meaning set forth in Section 6.1.
1.46    “R&D Plan” has the meaning set forth in Section 4.2.
1.47    “Records” has the meaning set forth in Section 4.6.2.
1.48    “Regulatory Approvals” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority that are necessary for the initiation, conduct and completion of any Research Activities or the IIT in the Territory in accordance with Laws.
1.49    “Regulatory Authority” means any national, supranational or other regulatory agency, department, bureau or other governmental or regulatory authority, including the National Medical Products Administration of China, or any successor agency thereto, and the IRB, that has the administrative authority to regulate the Research Activities or the IIT in the Territory.
1.50    “Research Activities” has the meaning set forth in Section 4.1.
1.51    “Results” means all data, results, information, reports and Know-How generated in the course of conducting activities under this Agreement, including the conduct of the Research Activities and the IIT.
1.52    “Segregate” means, [*].
1.53    “Senior Officers” means, with respect to Senti, Senti’s Chief Medical Officer or his or her designee; with respect to Celest, Celest’s Chief Development Officer or his or her designee.
1.54    “Senti Indemnitees” has the meaning set forth in Section 9.1.
1.55    “Senti Know-How” means all Know-How Controlled by Senti or its Affiliates as of the Effective Date that is necessary for the conduct of the Research Activities or the IIT in the Territory in accordance with the R&D Plan. For clarity, the Senti Know-How does not include any Know-How Controlled by Senti or its Affiliates for NK cell manufacturing, including the collection, isolation, transduction, or expansion of NK cells.

1.56    “Senti Patents” means all Patents Controlled by Senti or its Affiliates as of the Effective Date that are necessary for the conduct of the Research Activities or the IIT in the Territory in accordance with the R&D Plan. For clarity, the Senti Patents do not include any Patents Controlled by Senti or its Affiliates that claim any products or processes for NK cell manufacturing, including the collection, isolation, transduction, or expansion of NK cells.
1.57    “Senti Technology” means Senti Know-How and Senti Patents.
1.58    “SN301A Documentation” has the meaning set forth in Section 5.2.
1.59    “SN301A Material” has the meaning set forth in Section 5.2.
1.60    “SN301A Product” means an off-the-shelf CAR-NK Cell therapy product candidate that consists of natural killer cells that have been engineered with the SN301A Vector using Celest’s proprietary process to express (a) a CAR, the antigen binding portion of which is directed to GPC3, and (b) a calibrated release version of IL-15.
1.61    “SN301A Vector” means the viral vector created by Senti that encodes (a) a CAR, the antigen binding portion of which is directed to GPC3, and (b) a calibrated release version of IL-15.
1.62    “Supplemental Report” has the meaning set forth in Section 4.6.3(c).
1.63    “Term” has the meaning set forth in Section 10.1.
1.64    “Territory” means mainland China.
1.65    “Third Party” means any Person other than Celest, Senti and their respective Affiliates.
1.66    “Third Party Claim” has the meaning set forth in Section 9.1.
1.67    “Treatment Follow-Up” has the meaning set forth in Section 4.1.
1.68    “United States” or “U.S.” means the United States of America and all its territories and possessions.
2.    Governance
2.1    Joint Steering Committee.
2.1.1    Formation; Membership. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall be composed of [*] of representatives (which may include employees, consultants or contractors) from each Party (or appointed representatives of an Affiliate of such Party) with sufficient seniority and experience to fulfill the scope of the JSC’s responsibilities. Any member of the JSC may designate a substitute to attend with prior written notice to the other Party. Each Party may invite to the JSC meetings ad hoc guests who are subject to written confidentiality obligations commensurate in scope to the provisions in Article 8. Each Party may replace its JSC members with other of its employees, consultants or contractors at any time, upon written notice to the other Party. Each Party shall be responsible for its own costs of participating in such meetings. The JSC shall have only such powers as are specifically delegated to it in this Agreement, and such powers shall be subject to the terms and conditions set forth herein. Without limiting the generality of the foregoing, the JSC shall have no power to amend this Agreement. The JSC shall automatically dissolve at the end of the Term.
2.1.2    Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager, if not a member of the JSC, shall thereafter be permitted to attend meetings of the JSC as a nonvoting observer, subject to the confidentiality provisions of Article 8. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication regarding all activities hereunder. The Alliance Managers shall lead the communications between the Parties and shall be responsible for following-up on decisions made by the JSC. Each Party may replace its Alliance Manager with another of its employees, consultants or contractors at any time, upon written notice to the other Party.
2.1.3    Meetings. The JSC shall meet, in person, by teleconference, or by video-teleconference, at least one (1) time per month, or more often as the JSC shall determine. The first such meeting shall be within thirty (30) days after the Effective Date. The Alliance Managers shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and circulating minutes within ten (10) days after each meeting of the JSC setting forth, among other things, a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. Such minutes shall be effective only after being approved by both Parties. Definitive minutes of all JSC meetings shall be finalized no later than twenty (20) days after the meeting to which the minutes pertain.
2.1.4    Responsibilities and Authority. The JSC will oversee the conduct of the Research Activities and the IIT and will serve as the main forum for sharing of progress, technical challenges and Results and decision-making regarding the same. Without limiting the foregoing, the JSC shall:
(a)    discuss and approve the R&D Plan and any amendments or updates thereto;
(b)    discuss and approve the product characterization, release criteria and specifications for [*], in each case, for the lots of the SN301A Product to be used in the IIT, and any revisions or updates thereto;
(c)    discuss and approve the protocol for the IIT (“Protocol”) and any amendments thereto (other than an amendment requested by the IRB, which shall be handled in accordance with Section 4.2);
(d)    if applicable, discuss and approve a replacement principal investigator [*] or a replacement trial site;
(e)    review and discuss, prior to execution by Celest, all clinical trial agreement(s) with the trial site(s) for the IIT [*];
(f)    facilitate the exchange of information between the Parties concerning adverse events or any other safety issue of any significance with respect to the SN301A Product;
(g)    review and approve all material regulatory submissions to and correspondences with Regulatory Authorities regarding the Research Activities or the IIT, including but not limited to the initial submission to the IRB (and subsequent amendments thereto prior to obtaining the IRB approval therefor) and any informed consent forms to be used in the IIT;
(h)    oversee the performance of the IIT and the R&D Plan;
(i)    review all Inventions and material Results;
(j)    after the initiation and initial enrollment of patients in the IIT, make go/no-go decisions regarding the continued performance of the IIT, provided that [*];
(k)    review and approve, prior to its occurrence, any publication or public disclosure of Results, provided that the JSC shall make its decision (i.e., whether to approve or not approve) within two (2) weeks; and
(l)    perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.
2.1.5    Decision-Making. All decisions of the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. In the event that the JSC is unable to reach a consensus decision on a matter that is within its decision-making authority within thirty (30) days after it has met and attempted to reach such decision, then either Party may refer such matter for resolution by the Senior Officers. Such Senior Officers shall attempt in good faith to promptly resolve such matter within thirty (30) days after such referral. In the event that such Senior Officers are unable to resolve such matter within thirty (30) days after such referral, [*]. To the extent that the Parties mutually agree to amend the R&D Plan to add additional activities and such additional activities would materially increase the costs of carrying out the R&D Plan as a whole, then the incremental costs of such additional activities (“Additional R&D Costs”) shall be [*]. Each Party acknowledges and agrees that, notwithstanding anything to the contrary, neither Party will seek resolution of any matter that is within the JSC’s decision-making authority by referral for resolution pursuant to Article 11.
3.    Option Grant and Exercise
3.1    Exclusive Option. Subject to the terms and conditions of this Agreement, Senti hereby grants to Celest, during the Option Period, an exclusive option to enter into an exclusive license agreement (“License Agreement”) with Senti in accordance with Section 3.2 for an exclusive license, under the Senti Technology, to Exploit the SN301A Product in the Expanded Territory on the terms set forth in Exhibit B (the “Option”).
3.2    Exercise of Option.
3.2.1    Celest may exercise the Option during such period commencing on the Effective Date and ending [*] (such period, the “Option Period”) by (i) providing written notice thereof to Senti (“Option Exercise Notice”) and (ii) depositing the Option Fee (as defined below) in accordance with Section 3.2.2.
3.2.2    In the event that Celest elects to exercise the Option, Celest will deposit an amount equal to [*] (the “Option Fee”) [*]. [*].
3.3    Commencing upon Celest’s exercise of the Option during the Option Period and ending [*] thereafter (the “Negotiation Period”), the Parties shall negotiate in good faith to agree upon the terms of the License Agreement, which shall include and be consistent with the terms attached hereto as Exhibit B. Promptly after reaching agreement upon such terms, the Parties shall enter into the License Agreement and [*], provided that, if [*] any Additional

R&D Costs in accordance with the second to last sentence of Section 2.1.5 [*], then the Parties shall [*]. If the Parties fail to enter into the License Agreement before the end of the Negotiation Period, the Option shall automatically be deemed expired without any further action on the part of either Party and Senti shall have no further obligation to Celest under this Agreement except that during the period of [*] after the expiration of the Negotiation Period, (i) if Senti enters into any arrangement with any Third Party (including by granting a license) pursuant to which such Third Party obtains an exclusive license or similar exclusive right under the Senti Technology to Exploit the SN301A Product in the Expanded Territory [*], then Senti shall [*] and (ii) if Senti receives a bona fide offer from a Third Party for such Third Party to obtain an exclusive license or similar exclusive right under the Senti Technology to Exploit the SN301A Product in the Expanded Territory [*], and [*], then [*].
3.4    Non-Exercise of Option; No License Agreement. If Celest does not exercise the Option (including payment of the Option Fee) during the Option Period, or notifies Senti in writing prior to the expiration of the Option Period that Celest will not exercise the Option, then the Option and Option Period shall automatically be deemed expired without any further action on the part of either Party. To the extent that no License Agreement is entered into by the Parties by the expiration of the Negotiation Period, the Parties shall [*].
4.    Research and Development.
4.1    Overview. Subject to the terms and conditions of this Agreement, Celest shall, [*]: (a) conduct (i) all in vitro experiments required to evaluate the SN301A Vector and SN301A Product and support the IIT and (ii) those in vivo experiments, if any, that are required for IRB approval of the IIT ((i) and (ii) collectively, “Research Activities”), (b) engage [*](or a replacement principal investigator approved by the JSC) as the principal investigator for the IIT, (c) subject to JSC’s approval, [*]select and engage the appropriate hospital or academic institution(s) as the trial site(s) for the IIT, (d) (i) [*]obtain all Regulatory Approvals, by itself or via the principal investigator and (ii) once obtained, to maintain, by itself or via the principal investigator, all such Regulatory Approvals, (e) conduct the IIT in accordance with the Protocol (including long-term follow-up of IIT patients for a period of [*](“Treatment Follow-Up”) and any other follow-up of IIT patients for any periods after the Treatment Follow-Up period that is required under applicable Laws (under an amended Protocol, a separate protocol, or otherwise) (such subsequent follow-up, the “Long Term Follow-Up”)), and (f) manufacture and supply the relevant quantity of SN301A Product to support the conduct of the Research Activities and the IIT. The Parties shall work together to design the IIT, with the objective to generate the maximum amount of data that can be used to guide IND preparation and determination of clinical pathway in relevant patient populations. Unless otherwise mutually agreed by the Parties via the JSC, the IIT shall enroll [*]. For clarity, Celest shall not initiate or permit initiation of the IIT before obtaining all Regulatory Approvals and shall not continue to conduct, or permit the continued conduct of, the IIT if any Regulatory Approvals are not maintained.
4.2    R&D Plan. Celest shall conduct all Research Activities and the IIT in accordance with a written research and development plan, which shall set forth, in reasonable detail, the activities to be performed (including the comprehensive evaluation of the SN301A Vectors at Celest’s facility including viral titer, transduction efficiency and in vitro tumor killing capability of the SN301A Product and to the extent required, any in vivo activities (and Senti acknowledges that any addition of in vivo activities will alter the timeline for the IIT) (“Project Evaluation”)), the anticipated timeline (including both actual dates and the timing between commencement and completion) for key milestones for the vector validation plan as well as prior to and during the IIT (provided under Section 4.3.2), the Protocol and any amendments thereto as approved by the JSC (the “R&D Plan”). The initial draft R&D Plan, which shall become effective as of Effective Date unless otherwise determined by the JSC, is attached hereto as Exhibit C. From time to time after the Effective Date, either Party may propose amendments to the R&D Plan for review and approval by the JSC. In the event the IRB of the IIT requests any Protocol amendment, Celest shall promptly notify Senti of such proposed amendment and provide Senti a reasonable opportunity to review and comment, provided that Senti shall provide its comments within [*] of its receipt of such proposal, and Celest shall [*].
4.3    Diligence.
4.3.1    Celest shall conduct the Research Activities and the IIT in accordance with the Protocol and the R&D Plan approved by the JSC and shall not (a) deviate from the Protocol or (b) materially deviate from those portions of the R&D Plan other than the Protocol, in each case (a) and (b), without prior written consent of Senti. Notwithstanding the foregoing, Celest may deviate from the Protocol, without Senti’s prior written consent, only if [*]. Celest shall include in all clinical trial agreement(s) with the trial site(s) a requirement that the trial site(s) shall conduct the IIT in good scientific manner and in compliance with applicable Law and industry standards, for example GLP, GCP and GMP, as applicable, and Celest shall diligently enforce the trial sites’ performance of such requirements.
4.3.2    Without limiting Celest’s obligations under Section 4.3.1, Celest shall use Commercially Reasonable Efforts to complete the Diligence Milestone Activities set forth in the table immediately below on or before the corresponding Target Date. Celest shall promptly notify Senti in writing upon the completion of each Diligence Milestone Activity.

Diligence Milestone Activity	Target Date
[*]	[*]
[*]	[*]
In light of the Target Date for [*] and on the condition that [*], the Parties anticipate the occurrence of the following Anticipated Events on or around the corresponding Estimated Dates in the table set forth immediately below. For the avoidance of doubt, such table is solely provided for [*]. [*].

Anticipated Event	Estimated Date
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
4.3.3    Within [*] of Celest’s completion of the Project Evaluation, Celest shall notify Senti in writing of its decision whether or not to perform the IIT. If Celest decides not to perform the IIT or if Senti does not receive Celest’s decision in writing by the end of such [*] period, Senti shall have the right to terminate this Agreement in accordance with Section 10.2. If Celest decides to perform the IIT, then it shall promptly initiate pre-IIT preparation.
4.3.4    If Celest does not, or becomes aware that it may not be able to, meet either Target Date (a “Delay”), it shall promptly notify Senti in writing. In the event that a

Delay is caused by (a) [*] or (b) [*], the Target Date shall be extended for the length of such Delay to the extent attributable to such cause. If the IIT has not been initiated by the original Target Date (or any adjustment thereof made under this Section 4.3.4), the Parties will discuss in good faith a potential extension of such date to overcome any technical issues that caused such Delay, provided that, if the Parties fail to agree upon such an extension, Senti shall have the right to either terminate this Agreement in accordance with Section 10.2 or to assume from Celest the responsibility to conduct the remaining activities under this Agreement.
4.4    Regulatory. As between the Parties, Celest will, [*] (a) be responsible for obtaining all Regulatory Approvals needed to perform the IIT, including the IRB and trial site approvals for the IIT and (b) have the sole right and obligation to conduct all regulatory activities in the Territory to support the IIT, including all meetings, conferences and discussions with Regulatory Authorities in the Territory and the IRB with respect to the IIT. Celest shall provide the JSC, for its review and approval prior to submission, with copies of all material regulatory submissions for the IIT, including the initial submission to the IRB (and amendments thereto (except for amendments required by a Regulatory Authority (including the IRB) after obtaining the IRB approval therefor)) and any informed consent forms to be used in connection with the IIT. At each regular JSC meeting, Celest shall provide Senti with an update of any material progress with respect to such regulatory matters. If Senti reasonably requests that Celest conduct any communications or otherwise interact with a Regulatory Authority in the Territory with respect to the SN301A Product, the Parties will discuss such request in good faith, and if the Parties agree, Celest will engage in such communications or other interaction with such Regulatory Authority.
4.5    Adverse Event Reporting. Within [*] after the date Senti files the first IND (or any such equivalent filing) in any country outside the Expanded Territory, the Parties shall enter in a written agreement addressing safety data sharing and exchange and adverse events reporting with respect to the SN301A Product and other cell therapy products engineered with the SN301A Vector (the “SDEA Agreement”). Such SDEA Agreement shall (a) describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting and exchange of information between the Parties concerning adverse events or any other safety issue of any significance, in each case with respect to SN301A Product (for Celest) and other cell therapy products engineered with the SN301A Vector (for Senti) and sufficient to permit each Party and its Affiliates, licensees or sublicensees to comply with applicable Laws; (b) be promptly updated if required by changes in applicable Laws; (c) provide that Celest shall be responsible [*] for (i) reporting to the applicable Regulatory Authorities in the Territory, all required adverse events and safety data for the IIT and (ii) responding to safety issues and to all requests of Regulatory Authorities in the Territory related to such safety issues with respect to the IIT; and (d) require Celest to share with Senti, in accordance with applicable Laws, serious adverse event information from the IIT that is at least possibly attributable to study treatment, and any toxicity event meeting the dose limiting toxicity criteria, [*] and other adverse event information from the IIT [*]. In addition to Celest’s obligations pursuant to (d) above, each Party shall share any information regarding adverse events or other safety issues related to the SN301A Product (in the case of Celest) or other cell therapy products engineered with the SN301A Vector (in the case of Senti) at the regular JSC meetings. Notwithstanding anything contained in this Agreement to the contrary, until such time the Parties have entered into an SDEA Agreement in accordance with the terms set forth in this Section 4.5, Celest shall record and track all adverse events (serious or non-serious) and other potential safety issues that are suspected to be associated with SN301A Product or SN301A Vector. Celest will notify Senti in writing of any potential safety issues within [*] of becoming aware of such event, except that Celest will notify Senti of any serious adverse events or suspected, unexpected, serious adverse reactions, any toxicity event meeting the dose limiting toxicity criteria, and any adverse event of interest (e.g., infusion related reaction, CRS/ICANS, etc.) within [*].

4.6    Results.
4.6.1    Progress Reports. Celest shall keep Senti reasonably informed with respect to the progress and results of the Research Activities and IIT. Without limiting the generality of the foregoing, Celest shall (a) arrange and participate in [*] meetings (which shall become [*] meetings after IIT initiation) with Senti and the PI [*] regarding the status of the IIT, newly collected patient data, and any issues encountered and (b) provide Senti [*] written reports of (i) all material activities undertaken and accomplishments achieved under the R&D Plan during such [*], (ii) all Inventions and material Results generated during such [*], (iii) all planned activities for the subsequent [*], progress against any timelines, and (iv) to the extent permissible under applicable Laws, any other information the JSC may reasonably request, in sufficient detail and in a good scientific manner reasonably in advance of each regularly-scheduled meeting of the JSC. Upon written request by Senti [*], Celest shall promptly provide a copy of interim Results generated during such reporting period under the R&D Plan. Notwithstanding anything to the contrary, nothing in this Section 4.6.1 shall require Celest to disclose any information related to [*] other than a summary thereof.
4.6.2    Records. During the Term, Celest will maintain, or cause to be maintained, records and laboratory notebooks with respect to the performance of activities under the R&D Plan (the “Records”) in reasonably sufficient detail and in a good scientific manner and format appropriate for (a) scientific purposes, (b) regulatory purposes, and (c) obtaining and maintaining intellectual property rights and protections, in each case ((a)-(c)) for a period of [*] after the expiration or termination of the Term. The Records shall be complete and accurate in all material respects and shall fully and properly reflect all work done and all Results and Inventions generated. Upon Senti’s written request, no more than [*] during the Term (solely with respect to Records relating to the Research Activities) and [*] within [*] after the expiration or termination of this Agreement, Celest will provide a copy of the Records to Senti and will meet with Senti to discuss the same, provided that, after the expiration or termination of this Agreement, Celest will no longer be bound by the terms of this Section 4.6.2 with respect to such Records that it has already provided to Senti in accordance with this Section 4.6.2.
4.6.3    Reports.
(a)    Within [*] after the [*], Celest shall deliver to Senti a written report containing (i) a summary of key findings and general conclusions drawn from the conduct of the Research Activities and the IIT thus far and (ii) a detailed description of all Inventions generated during the conduct of the IIT (“Interim Report”).
(b)    Within [*] days after the earlier of (i) the date of expiration or termination of this Agreement or (ii) the completion of the IIT (including any Treatment Follow-Up), Celest shall deliver to Senti a written report of (1) all key findings and general conclusions drawn from the conduct of the IIT and (2) all material activities undertaken and accomplishments achieved and all Results and Inventions generated during the conduct of the Research Activities and the IIT to the extent not previously disclosed under Section 4.6.1 or 4.6.3(a) (“Final Report”).
(c)    If any Long Term Follow-Up is conducted as required by applicable Laws, then within [*] days after the completion of the last Long Term Follow-Up, Celest shall deliver to Senti a written supplemental report setting forth any update to the Final Report based on activities conducted by or on behalf of Celest after the delivery of the Final Report to Senti (“Supplemental Report”). To the extent that there are any follow-up visits that occur after the Treatment Follow Up and that are not required by applicable Laws, Senti acknowledges that the principal investigator does not have any obligation to share with Celest any Results of such visits, but Celest shall promptly share with Senti any such Results that it receives in the form that it receives such Results, provided however, Celest shall share any Results relating to disease status, survival status, safety-events related to SN301A, or second primary malignancies in writing.
(d)    The Final Report and Supplemental Report shall be in reasonably sufficient detail and in a good scientific manner and study report format appropriate for (i) scientific purposes, (ii) regulatory purposes, and (iii) obtaining and maintaining intellectual property rights and protections. Interim Report shall meet the foregoing standards with respect to the information that is then available. Notwithstanding anything to the contrary, nothing in this Article 4 shall require Celest to disclose any information related to the [*]other than a summary of [*].
5.    Senti’s Responsibilities
5.1    Vector Information. Certain import information related to the SN301A Vector is set forth on Exhibit D.
5.2    SN301A Material. Promptly following the Effective Date and no later than [*] after the Effective Date, subject to Senti timely receiving all licenses and approvals required for importation into the Territory, Senti shall, [*] deliver to Celest, as described below, [*] of the SN301A Vector (such vials of SN301A Vector, the “Initial Shipment”). In the event Celest requires additional [*] of SN301A Vector to conduct of the IIT and provides Senti with a written request for such additional vials and a reasonably detailed description of the reason for such additional requirement, Senti shall use Commercially Reasonable Efforts to deliver to Celest, as described below, such additional requested vials of SN301A Vector (each such shipment of additional vials, an “Additional Shipment”, and together with the Initial Shipment and the SN301A Documentation, the “SN301A Material”) [*], provided that (a) if any additional requirement for SN301A Vectors is the result of any loss or damage to the Initial Shipment after delivery to Celest for any reason that is not attributable to Senti, any replacement vials shall be [*], and (b) the aggregate amount of SN301A Vector to be provided by Senti to Celest under this agreement shall in no event exceed [*]. Each shipment of SN301A Material shall be delivered to Celest [*]. Celest shall use the SN301A Material solely to manufacture the SN301A Product for the conduct of the Research Activities and the IIT and for no other purpose, including, without limitation, any research purpose, any commercial purpose or any clinical purpose other than the Research Activities and the IIT. Without limitation, Celest shall not attempt to reverse engineer, design around, or deconstruct the SN301A Material, shall not replicate, duplicate or generate analogs of or derivatives based on the SN301A Material, and shall not modify the structure, sequence or composition of the SN301A Material. Celest shall not sell, transfer, disclose, or otherwise provide access to the SN301A Material, any method or process relating thereto, or any material that could not have been made but for the foregoing, to any person or entity without the written consent of Senti, except that Celest may allow access to the SN301A Material to its employees, officers, Affiliates and contractors who require such access in order to conduct the Research Activities and IIT; provided that such employees, officers, Affiliates and contractors are apprised of the proprietary nature of the SN301A Material and are bound by written agreement to retain and use the SN301A Material in a manner that is consistent with the terms of this Agreement. Celest acknowledges and agrees that the SN301A

Material may have unpredictable and unknown biological or chemical properties, that they are to be used with caution, and that they are not to be used for testing in or treatment of humans (although the SN301A Product made through use of the SN301A Material may be used in the IIT). Celest shall use the SN301A Material in compliance with all applicable Laws. Celest shall maintain reasonable security measures with respect to the SN301A Material, no less strict than it maintains to protect its own valuable tangible property against loss, theft, and destruction.
5.3    Assistance. During the Term, Senti shall, [*], reasonably consult with Celest with regard to the trial design, protocol and site selection for the IIT via the JSC and provide such other technical information relating to the SN301A Vector as Celest may reasonably request to support the conduct of the IIT. Notwithstanding the foregoing, Senti shall not be obligated to provide any technical support with respect to [*], including [*].
6.    Grant of License; Exclusivity; Intellectual Property
6.1    R&D License. Subject to the terms and conditions of this Agreement, Senti hereby grants to Celest and its Affiliates an exclusive license, under the Senti Technology, to perform and have performed the Research Activities and the IIT, in each case in the Territory (“R&D License”).
6.2    No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All licenses and rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by Senti under this Agreement are reserved by Senti and may be used by Senti for any purpose.
6.3    Negative Covenant. Celest shall not, and shall cause its Affiliates not to, use or practice any Senti Technology for any purpose other than to conduct the Research Activities and the IIT in accordance with the R&D Plan.
6.4    In-Licensed IP. During the Term, if Senti obtains or wishes to obtain a license from a Third Party that gives or would give Senti Control of any Patent or Know-How that may be necessary for Celest to conduct the Research Activities or the IIT in the Territory (such Patent or Know-How, collectively, “In-Licensed IP”), then Senti shall provide Celest with written notice of such In-Licensed IP and additional information regarding such In-Licensed IP that Celest may reasonably request. If Senti obtains a license under such In-Licensed IP and Celest elects to obtain a sublicense to such In-Licensed IP, the Parties shall work together in good faith to amend (a) this Agreement to address the terms under which Senti would grant a sublicense under the In-Licensed IP to Celest for the purpose of performing the Research Activities and the IIT in the Territory and (b) Exhibit B to address the terms under which the In-Licensed IP would be sublicensed to Celest pursuant to the License Agreement, which shall include an increase to the financials (such increase, if any, “Third Party License Expenses”) solely to cover (i) [*], (ii) [*] and (iii) [*]. In the event that Celest obtains (A) a sublicense to particular In-Licensed IP during the Term of this Agreement pursuant to this Section 6.4, (B) makes any Third Party License Expenses payments to Senti, and (C) does not exercise its Option during the Option Period or timely exercises its Option but the Parties do not enter into a License Agreement before the end of the Negotiation Period, then following the end of the Option Period or Negotiation Period (as applicable), Celest’s sublicense to such In-Licensed IP and obligation to pay such Third Party License Expenses shall immediately terminate and Senti shall reimburse Celest for (1) if Celest did not exercise its Option, [*] of such Third Party License Expenses payments made by Celest as described in subsection (B) of this Section 6.4 or (2) if Celest timely exercised its Option but the Parties do not enter into a License Agreement before the end of the Negotiation Period, [*] such Third Party License Expenses payments made by Celest as described in subsection (B) of this Section 6.4. For clarity, upon Celest’s request and subject to Senti obtaining the prior written approval from the [*] (defined below), Senti shall grant a sublicense to Celest under the intellectual property rights licensed pursuant to the [*] for the purpose of performing the Research Activities and the IIT in the Territory [*] to Celest.
6.5    Exclusivity.
6.5.1    Celest. During the Term, Celest shall not, shall cause its Affiliates not to, and shall not license, authorize, appoint, cooperate with or otherwise enable any Third Party to, directly or indirectly Exploit any Competing Program in the Territory, provided that Celest and its Affiliates may continue to Exploit the Competing Program that is being Exploited by Celest as of the Effective Date and is described on Exhibit E as long as Celest and its Affiliates Segregate such Competing Program at all times.
6.5.2    Senti. During the Term, Senti shall not, shall cause its Affiliates not to, and shall not license, authorize, appoint, cooperate with or otherwise knowingly enable any Third Party to directly or indirectly Exploit any Competing Program in the Territory. Notwithstanding the foregoing, in the event that, after the Effective Date a Third Party becomes an Affiliate of Senti through a Change of Control of Senti, and such Third Party, as of the closing of such Change of Control is engaged or subsequent to such closing becomes engaged in the Exploitation of any Competing Program in the Territory, then such new Affiliate shall have the right to continue such Competing Program and such continuation shall not constitute a breach of the exclusivity obligation under this Section 6.5.2 as long as Senti and its Affiliates Segregate such Competing Program at all times.
6.6    Intellectual Property.
6.6.1    Ownership. Celest shall own all rights, title and interest (including all intellectual property rights) in and [*] and Senti shall own all rights, title and interest (including all intellectual property rights) in and to [*]. Each Party shall, and shall require its Affiliates and its and their employees, contractors, and agents to, make all such assignments and execute all such documents to effectuate the foregoing allocation of ownership. Notwithstanding the foregoing, if Celest fails to exercise the Option in accordance with Section 3.2 or if Celest exercises the Option in accordance with Section 3.2, but no License Agreement is entered into by the Parties by the expiration of the Negotiation Period, then Celest shall assign and hereby does assign, effective as of the expiration of the Option Period or the Negotiation Period, as applicable, to Senti all rights, title and interest (including all intellectual property rights) in and to [*].
6.6.2    Patent Filings. The Parties acknowledge and agree that coordination with respect to the filing, prosecution and maintenance of Patents covering the IIT Intellectual Property (“IIT Patents”) is essential to maximizing each Party’s ability to obtain broad, enforceable issued IIT Patents [*]. Unless the Parties agree otherwise in writing, the Parties will work together to prepare (a) [*] and (b) [*]. If at the time of filing of the PCT application for a particular Invention, [*] wishes to have patent application covering such Invention filed in a country [*] that does not participate in the PCT, then (i) [*] and (ii) [*]. In the case of the filing of any patent application [*] under (ii) of this Section 6.6.2 in any country [*], [*]. For clarity, [*] shall not have any obligation to [*] any patent applications pursuant to the preceding sentence if any event set forth [*] has occurred and if any such event occurs after [*], then [*] such patent applications. For further clarity, [*] shall not, and shall ensure that its Affiliates do not, file any patent application claiming [*], without express written consent of [*].

7.    Representations, Warranties, and Covenants; Disclaimers; Limitation of Liability
7.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that:
7.1.1    such Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;
7.1.2    such Party has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance by such Party of its obligations hereunder;
7.1.3    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation of such Party, enforceable against it in accordance with the terms hereof, except to the extent that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (b) laws governing specific performance, injunctive relief and other equitable remedies; and
7.1.4    the execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, does not and will not: (a) conflict with, nor result in any violation of or default under, any instrument, judgment, order, writ, decree, contract or provision to which such Party is bound; (b) give rise to the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (c) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.
7.2    Additional Representations and Warranties of Senti. Senti hereby represents and warrants to Celest as of the Effective Date that:
7.2.1    Senti has the right to grant the rights, options and licenses granted to Celest under this Agreement.
7.2.2    Senti has not granted to any Third Party any rights, option, or license, nor has Senti made any arrangement with any Third Party, that would conflict with the grant of the rights, options and licenses to Celest hereunder.
7.2.3    (i) Senti has not received (a) written notice of any claim that the SN301A Vector infringes any intellectual property right of any Third Party and (b) any written invitation to take a license to any intellectual property right of any Third Party with respect to the SN301A Vector, and (ii) Senti has no knowledge of any intellectual property rights that it has in-licensed from a Third Party that are necessary for the conduct in the Territory of the Research Activities or the IIT, except for the intellectual property rights licensed to Senti pursuant to the [*], as amended.
7.3    Celest Representations, Warranties and Covenants. Celest hereby represents, warrants and covenants to Senti that:
7.3.1    all employees, agents, consultants and contractors of Celest or its Affiliates conducting activities under this Agreement shall be under the obligation to assign to

Celest all right, title and interest in and to Results and Inventions made by such employee, agent, consultant or contractor in the course of conducting activities under this Agreement; and
7.3.2    Celest shall perform its obligations and activities pursuant to this Agreement (a) in compliance with all Laws and industry standards, for example, GLP, GCP and GMP, in each case as applicable under the Laws of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in research and development activities hereunder of any non-human animals by or on behalf of such Party, shall at all times comply with all Laws, and also with the standards in the pharmaceutical industry for the development and manufacture of pharmaceutical or biological products, and (b) with individuals who are appropriately trained and qualified.
7.3.3    Celest Therapeutics LLC is an Affiliate of Celest as of the Effective Date and it shall remain an Affiliate and be bound by the exclusivity obligations under Section 6.5.1 throughout the Term.
7.4    Debarment. Neither Party shall employ (or, to its knowledge, use any contractor or consultant that employs) any individual or entity (a) debarred by the FDA (or subject to a similar sanction of the applicable Regulatory Authority), (b) who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the applicable Regulatory Authority), or (c) has been charged with or convicted under United States Law for conduct relating to the development, approval or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, as amended, in each case, in the conduct of its activities under this Agreement (collectively, “Debarred”). Each Party shall promptly notify the other Party in the event that it discovers that any of its employees, contractors or consultants is Debarred.
7.5    DISCLAIMERS. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
7.6    LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF BREACH OF SECTION 6.5 OR ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE OR OTHER RIGHTS GRANTED HEREUNDER, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY. EXCEPT IN THE CASE OF SUCH PARTY’s (A) BREACH OF SECTION 5.2 (LAST FIVE SENTENCES), 6.5, 7.2, 7.3 OR ARTICLE 8, (B) MATERIAL OR WILFUL BREACH OF ARTICLE 4 OR (C) INDEMNITY OBLIGATION UNDER SECTION 9, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT EXCEED TWO MILLION DOLLARS (US$2,000,000), REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

8.    Confidentiality
8.1    Non-Disclosure. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [*] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the other Party, and both Parties shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement except as permitted herein. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information. For the avoidance of doubt, the IIT Intellectual Property shall be deemed to be Senti’s Confidential Information notwithstanding the fact that the IIT Intellectual Property is disclosed by Celest to Senti, and Celest shall not disclose any IIT Intellectual Property to a Third Party without the prior written approval of the JSC.
8.2    Exceptions. The obligations of confidentiality and non-use set forth in Section 8.1 above shall not apply to any information that the receiving Party can demonstrate by written evidence:
8.2.1    is already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;
8.2.2    is now, or hereafter becomes, generally available to the public or otherwise part of the public domain through no fault of the receiving Party;
8.2.3    is disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or
8.2.4    was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.
8.3    Permitted Disclosures. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement and in the following instances:
8.3.1    to its and its Affiliate’s directors, officers, employees, consultants, and agents who have a need to know such information for the purposes of this Agreement and who are bound by obligations of confidentiality and non-use consistent with those set forth herein;
8.3.2    to potential and actual investors, acquirors, bankers, licensees, collaborators and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, merger, acquisition, license or collaboration, in each case under written obligations of confidentiality and non-use consistent with those set forth herein except that the term of confidentiality for recipients may be shorter as long as it is no less than five (5) years; and

8.3.3    to the extent required by applicable Law (including regulations promulgated by securities exchanges); provided that the disclosing Party provides the other Party reasonable prior written notice of any such disclosure and reasonably assists the other Party in seeking to obtain a protective order or other confidential treatment of any Confidential Information required to be so disclosed.
8.4    Terms of this Agreement. The Parties acknowledge that this Agreement and all of the terms of this Agreement shall be treated as Confidential Information of both Parties.
8.5    Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to the terms and conditions of this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement, and shall use reasonable and diligent efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information that it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 8.5. if the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.
8.6    Press Release. Upon execution of this Agreement, the Parties will issue the press release announcing the existence of this Agreement in the form and substance as set forth in Schedule 8.6. Each Party agrees not to issue any other press release or other public statement disclosing additional information relating to this Agreement, the activities hereunder, or the transactions contemplated hereby or using the name or trademark of the other Party, or its employees, without the prior written consent of the other Party or owner of such name or trademark, as applicable, except that either Party may disclose such information to actual or potential partners, investors, bankers or acquirers pursuant to Section 8.3.2; provided, however, that such Party shall remain responsible for any failure by any such party who receives such information to treat such information as required under this Section 8.6. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other Party with an advance copy of any such announcement at least [*] (if feasible) prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Laws or such rules or regulations, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party deems to be inappropriate for disclosure. The contents of any announcement or similar publicity that has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.
8.7    Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party may suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 8. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8.

9.    Indemnity and Insurance
9.1    Celest Indemnity. Celest shall indemnify, defend, and hold harmless Senti and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns, and representatives (the “Senti Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Damages”), to which any Senti Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Third Party Claim”) arising out of or relating to: (a) [*]; (b) [*]; (c) [*]; or (d)  [*]; except, in each case of (a), (b), (c) and (d), to the extent such Damages result from [*].
9.2    Senti Indemnity. Senti shall indemnify, defend, and hold harmless Celest and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns, and representatives (the “Celest Indemnitees”), from and against any and all Damages to which any Celest Indemnitee may become subject as a result of any Third Party Claim arising out of or relating to: (a) [*]; or (b) [*]; except, in each case of (a) and (b), to the extent such Damages result from [*].
9.3    Indemnification Procedure.
9.3.1    Promptly after receipt by a Party of notice, or such Party otherwise becoming aware, of any actual or potential Third Party Claim which could give rise to a right to indemnification pursuant to Section 9.1 or Section 9.2, such Party shall promptly give the other Party written notice describing the Third Party Claim in reasonable detail. The indemnified Party shall not take any action that impairs the defense of any Third Party Claim by the indemnifying Party. The failure or delay of a Party to give notice in the manner provided herein shall not relieve the indemnifying Party of its obligations under this Article 9, except to the extent that such failure or delay to give notice actually prejudices the indemnifying Party’s ability to defend such Third Party Claim.
9.3.2    The indemnifying Party shall have the right, exercisable by written notice to the indemnified Party within twenty (20) Business Days of receipt of notice of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim. Following such notice, the indemnifying Party shall, at its sole cost and expense, assume and conduct such defense, with counsel selected by the indemnifying Party and reasonably acceptable to the indemnified Party.
9.3.3    If the indemnifying Party undertakes to defend any Third Party Claim as provided in Section 9.3.1, the indemnified Party agrees to reasonably cooperate with the indemnifying Party and its counsel in the defense of such Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the indemnifying Party. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the indemnifying Party. The indemnified Party shall have the right to participate in (but not control) and be represented by its own counsel (at the indemnified Party’s own expense) in connection with such Third Party Claim.
9.3.4    If the indemnifying Party does not defend the Third Party Claim, or fails to notify the indemnified Party of its election to defend as herein provided, the indemnified Party shall have the right, at its option, to defend such Third Party Claim by counsel of its choice and its reasonable costs and expenses for such Third Party Claim shall be included as part of the indemnification obligation of the indemnifying Party hereunder.

9.3.5    Notwithstanding the foregoing, neither Party may settle or compromise any Third Party Claim without the other Party’s prior written consent if such settlement or compromise would: (a) commit the other Party to take, or to forbear to take, any action; (b) subject the other Party to an injunction; (c) constitute an admission of guilt or liability by the other Party; or (d) impose any financial liability on the other Party.
9.3.6    The Parties shall in all cases reasonably cooperate in the defense of any Third Party Claims and each Party shall make reasonably available to the other Party any books, records or other documents within its control that are reasonably necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 9.3, the Party conducting the defense of a Third Party Claim shall (a) keep the other party informed on a reasonable and timely basis as to the status of the defense of such Third Party Claim, and (b) conduct the defense of such Third Party Claim in a prudent manner.
9.4    Insurance. Each Party shall maintain in full force and effect during the Term, and for a period of not less than [*] thereafter, valid and collectible insurance policies providing liability insurance coverage adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. Without limiting the generality of the foregoing, Celest shall obtain and maintain, at its own cost, at all times during the Term sufficient clinical trial insurance written by a reputable insurance carrier, including coverage for subject injury claims, as is necessary to cover all loss, destruction or damage resulting or occurring from or during the IIT.
10.    Term and Termination
10.1    Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Article 10, expire upon, as applicable, either: (a) expiration of the Option Period if Celest has not exercised the Option prior to such expiration or (b) if Celest timely exercises the Option, the earlier of (i) the expiration of the Negotiation Period or (ii) the mutual execution of the License Agreement.
10.2    Termination for Non-Initiation. Senti shall have the right to terminate this Agreement immediately in its entirety upon written notice to Celest if: (a) Celest decides not to proceed to IIT preparation stage as set forth in Section 4.3.3 or (b) if there is a Delay to the IIT initiation and the Parties fail to agree on an extension of the relevant Target Date as set forth in Section 4.3.4.
10.3    Termination for Material Breach. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within [*] after notice of such breach from the non-breaching Party.
10.4    Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [*] after the commencement thereof.

10.5    Termination for Patent Challenge. In the event that Celest or any of its Affiliates institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Patent within the Senti Patents is invalid, unenforceable or otherwise not patentable (each, a “Challenge”), Senti may terminate this Agreement in its entirety by providing [*]’ prior written notice to Celest; provided that Celest does not withdraw such Challenge within [*] after receipt of such notice. Notwithstanding anything to the contrary, Senti may not terminate this Agreement pursuant to this Section 10.5 to the extent that any Challenge is an affirmative defense advanced by Celest in response to any claim or action for patent infringement with respect to such Senti Patent brought in the first instance by, or on behalf of, Senti or any Third Party designated by Senti to initiate such claim or action.
10.6    Effects of Termination. Upon any termination of this Agreement by either Party, the following terms will apply:
10.6.1    The Option and the R&D License shall immediately terminate and Celest will have no further rights with respect thereto.
10.6.2    Celest shall promptly return any remaining SN301A Material to Senti, or otherwise destroy such SN301A Material as mutually agreed by the Parties and certify such destruction in writing.
10.6.3    Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that a Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations.
10.6.4    Solely in the event that such termination of this Agreement [*], [*] shall, promptly after the termination of this Agreement, [*].
10.6.5    Solely in the event that this Agreement is terminated during the Option Period, Senti shall notify Celest no later than the effective date of such termination whether or not Senti wishes to assume responsibility for the then-ongoing IIT. If Senti does not timely notify Celest that Senti elects to assume responsibility for the IIT, then Celest shall wind-down IIT in compliance with GCP and with due regard for patient/subject safety and close out participating trial site(s), at Celest’s sole cost and expense; for clarity, Celest shall be responsible, at its sole cost and expense, for all long-term follow-up of patients who participated in the IIT as required by applicable Laws. If Senti timely notifies Celest that Senti elects to assume responsibility for the IIT, and sufficiently demonstrates its or its designee’s qualification to sponsor the remainder of this IIT, including being compliant to local Law and hospital requirements, then the Parties shall reasonably cooperate to effect an orderly and prompt transfer of responsibility for the IIT to Senti or its designee, [*]. For clarity, if Senti assumes any such activities, Celest shall remain responsible for all obligations, including indemnification, for all activities conducted by or on behalf of Celest or its Affiliates prior to such assumption by Senti.
10.7    Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1, 8, 9 (with respect to Section 9.4, only for such period of time after the

Term as set forth therein), 11 and 12, and Sections 4.1(e) (solely with respect to follow-up patient visits), 4.5 (last two sentences and only if the Parties do not enter into an SDEA Agreement prior to expiration or termination), 4.6.2, 4.6.3, 6.6.1, 7.5, 7.6, 10.6 and 10.7.
11.    Dispute Resolution
11.1    Disputes. The Parties recognize that disputes as to certain matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder may from time to time arise. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.
11.2    Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [*] days after such dispute is first notified by either Party in writing to the other, the Parties shall refer such dispute to senior executive officers (or their designees) for attempted resolution by good faith negotiations within [*] days after such notice is received, including at least one (1) in person meeting of the senior executive officers within [*] after such notice referring the dispute to the senior executive officers is received.
11.3    Binding Arbitration. If the senior executive officers of the Parties do not resolve such disputed matter within [*] and either Party wishes to pursue the matter, each such dispute, controversy or claim, subject to Section 11.4, shall be finally resolved by binding arbitration administered by the [*]pursuant to its commercial arbitration rules then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:
11.3.1    The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business. Within [*] after initiation of arbitration, each Party shall [*]. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by [*]. The place of arbitration shall be [*], and all proceedings and communications shall be in English.
11.3.2    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators determine that a Party has incurred unreasonable expense due to vexatious or bad faith position taken by the other Party, in which event, the arbitrators may make an award of all or any portion of such expenses so incurred.
11.3.3    Reasons for the arbitrators’ decisions should be complete and explicit, including reasonable determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than six (6) months following the selection of the arbitrators under Section 11.3.1.

11.3.4    Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.
11.4    Excluded Disputes. Notwithstanding Section 11.3, any dispute, controversy or claim relating to (a) the scope, validity, enforceability or infringement of any Patent, trademark or copyright or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory shall be submitted to a court of competent jurisdiction.
12.    Miscellaneous
12.1    Governing Law; English Language. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the [*], without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
12.2    Entire Agreement; Amendment. This Agreement, including its exhibits, constitutes the entire, final, and complete agreement and understanding between the Parties with respect to its subject matter and replaces and supersedes all prior discussions and agreements between them with respect to the subject matter hereof. No modification of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized representative of each Party. The Parties agree that the Mutual Confidentiality Agreement between the Parties dated as of September 27, 2022, as amended on January 17, 2023 and September 7, 2023, is hereby terminated, but each Party’s information that was the subject of confidentiality obligations under such Mutual Confidentiality Agreement shall been deemed to be Confidential Information of such Party under this Agreement.
12.3    Severability. If any provision of this Agreement is, becomes, or is deemed invalid or unenforceable by any court or other competent authority having jurisdiction, the remainder of this Agreement shall remain unimpaired and the Parties shall promptly negotiate in good faith to amend such invalid or unenforceable provision to conform to applicable laws so as to be valid and enforceable and best accomplish the original intent of the Parties.
12.4    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless it is in writing and signed by the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach by such other Party whether of a similar nature or otherwise.
12.5    Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, pandemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party as soon as reasonably practicable after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.
12.6    Independent Contractors. The relationship of the Parties is that of independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties. Neither Party shall be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party.
12.7    Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties. Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement without such consent to an Affiliate or to a successor in interest by way of merger, consolidation, or sale of all or substantially all of its business or assets to which this Agreement relates. Any purported assignment in violation of this Section 12.7 shall be null and void.
12.8    Notices. Any notice required or permitted pursuant to this Agreement shall be in writing and delivered by personal delivery, electronic mail, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, upon acknowledgement of receipt of electronic transmission, or five (5) days after deposit in the mail. Notices will be sent to the following addresses or such other address as either Party may specify in writing pursuant to this Section 12.8:

If to Senti, addressed to:	Senti Biosciences, Inc.
2 Corporate Drive
South San Francisco, CA 94080
Attention: Chief Executive Officer
Email: tim.lu@sentibio.com

With a copy to:	Cooley LLP
3175 Hanover St.
Palo Alto, CA 94304
Attention: Marya Postner, Ph.D.
Email: mpostner@cooley.com

If to Celest, addressed to:	Celest Therapeutics (Shanghai) Co. Ltd
3rd Floor, Building No. 1
795 Kangwei Rd
Attention: Chief Development Officer
Email: gentao.liu@celesttx.com

With a copy to:	6 Dimensions Capital
Block 6, No.999 Huanke Road, Pudong New District
Shanghai, China, 201204
Attention: Erdong Hua
Email: erdong.hua@6dimensionscapital.com

12.9    Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Option Agreement.
12.10    No Benefit to Third Parties. Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other individuals or entities.
12.11    Interpretation.
12.11.1    Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
12.11.2    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The word “including” will be construed as “including without limitation.” The word “or” is disjunctive but not necessarily exclusive.
12.11.3    Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, and (d) all references herein to Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Sections, Schedules and Exhibits of this Agreement.
12.11.4    Headings and captions are for convenience only and are not used in the interpretation of this Agreement.
12.12    Counterparts. This Agreement may be executed in one or more counterparts in original, facsimile, PDF, or other electronic format, each of which shall be an original, and all of which together shall constitute one instrument.
[Signature Page Follows]

Execution Version
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

Senti Biosciences, Inc.		Celest Therapeutics (Shanghai) Co. Ltd

By:	/s/ Timothy Lu	By:	/s/ Erdong Hua

Name:	Timothy Lu	Name:	Erdong Hua

Title:	CEO	Title:	Director

[Signature Page to Collaboration and Option Agreement]

Schedule 8.6
Press Release
Senti Bio Announces New Strategic Collaboration with Celest Therapeutics for Clinical Development of SENTI-301A in China
– Celest to lead clinical development with technical support from Senti Bio –
– First patient expected to be enrolled in China in 1H 2024 –
– Senti Bio eligible to receive up to $156 million in milestones and royalties –
SOUTH SAN FRANCISCO, Calif., October XX, 2023 — Senti Biosciences, Inc. (Nasdaq: SNTI) (“Senti Bio”), a biotechnology company developing next-generation cell and gene therapies using its proprietary Gene Circuit platform, today announced a new strategic collaboration with Celest Therapeutics (Shanghai) Co. Ltd (“Celest”), a China-based biotechnology company, for the clinical development of SENTI-301A to treat solid tumors in China.
Through this collaboration, Celest will lead clinical development, operations, and manufacturing for the advancement of SENTI-301A with technical support from Senti Bio. Celest plans to enroll patients initially through a pilot trial in mainland China and expects to enroll the first patient in the first half of 2024. Celest and Senti Bio have the option to expand clinical development of SENTI-301A to Hong Kong, Macau and Taiwan. Senti Bio will retain all commercialization rights outside of mainland China, Hong Kong, Macau, and Taiwan for SENTI-301A.
Under the terms of the collaboration, Senti Bio will be eligible to receive up to $156 million in certain milestone payments, in addition to potential tiered royalty payments. Other terms of the transaction were not disclosed.
The planned dose finding trial will include 9 patients with advanced glypican 3 (“GPC3”) expressing hepatocellular carcinoma (“HCC”) across two dose cohorts. Endpoints will include safety assessments for adverse events and dose limiting toxicities, as well as efficacy analyses using standard response criteria for liver cancer.
“We are pleased to have established a strategic partnership with Celest to advance the clinical development of SENTI-301A, an objective we set earlier this year,” said Timothy Lu, MD, PhD, Chief Executive Officer and Co-Founder of Senti Bio. “By leveraging Celest’s strength to accelerate clinical development, manufacturing, and regulatory activities in China, we are one step closer to bringing Senti’s Gene Circuit technology to patients who have limited therapeutic options. We look forward to collaborating with the experienced team at Celest, a company committed to the clinical development of innovative drugs in China.”
“Our partnership with Senti Bio provides multiple synergies in our mission to develop next-generation cell therapies in China to fulfill the tremendous unmet medical need in combating cancer,” said Erdong Hua, Chairman at Celest Therapeutics. “We are excited to combine Senti’s novel Gene Circuit technology with Celest’s clinical expertise to drive SENTI-301A into the clinic and begin treating patients.”
The Company has previously highlighted the significant prevalence of HCC and market opportunities for HCC treatments in Asia. HCC remains the predominant histological type of primary liver cancer in Asia.
SENTI-301A is a multi-armed off-the-shelf healthy donor derived CAR-NK cell therapy designed for the treatment of GPC3 expressing tumors. The engineered NK cells target the GPC3 antigen, which is highly expressed in 70% to 90% of HCCs and has low or no expression on normal adult tissues. Additionally, SENTI-301A incorporates the calibrated release interleukin-15 (crIL-15), a multi-functional immuno-stimulatory payload designed to simultaneously stimulate surrounding immune cells and promote CAR-NK cell expansion, persistence and tumor killing. Senti Bio has shown comprehensive preclinical data demonstrating robust in vitro and in vivo killing of relevant tumor cells with SENTI-301A.
About Senti Bio
Senti Biosciences is a biotechnology company developing a new generation of cell and gene therapies for patients living with incurable diseases. To achieve this, Senti Bio is leveraging a synthetic biology platform called Gene
    Schedule 8.6

Circuits to create therapies with enhanced precision and control. These Gene Circuits are designed to precisely kill cancer cells, spare healthy cells, increase specificity to target cells and control the expression of drugs even after administration. Senti Bio’s wholly-owned pipeline utilizes off-the-shelf chimeric antigen receptor natural killer (CAR-NK) cells, outfitted with Gene Circuits, to target challenging liquid and solid tumor indications. Senti Bio has also preclinically demonstrated the potential breadth Gene Circuits in other modalities, diseases outside of oncology, and continues to advance these capabilities through partnerships with Spark Therapeutics and BlueRock Therapeutics.

About Celest Therapeutics
Celest Therapeutics LLC was founded to develop intelligent CAR-immune cell therapy for effective treatment of challenging solid tumors. Celest technology platforms employ a suite of immunological technologies, including screens for tumor microenvironment (TME) induced immune cell enrichment, trafficking and persistence. In parallel, the platforms also identify and optimize chimeric antigen receptor natural killer (CAR-NK) cell signaling domains using high-throughput methods including pooled library screenings. Incubated by 6 Dimensions Capital and 120 Capital with operational headquarters in Shanghai, China, Celest is building next-generation innovative cell therapy products with full-fledged capabilities from early R&D, cell manufacturing to clinical development and commercialization.

Forward-Looking Statements
This press release and document contain certain statements that are not historical facts and are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding Senti Bio’s future expectations, plans and prospects, including without limitation, Senti Bio’s expectations regarding the potential of SENTI-301A and Senti Bio’s collaboration with Celest, including the payments that Senti Bio is eligible to receive thereunder. These forward-looking statements generally are identified by the words “believe,” “could,” “predict,” “continue,” “ongoing,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “forecast,” “seek,” “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations of Senti Bio’s management and assumptions, whether or not identified in this document, and, as a result, are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, Senti Bio’s ability to continue to advance its pipeline of preclinical programs and product candidates, statements regarding Senti Bio’s research and development activities, the release of additional preclinical data, as well as statements about the potential attributes and benefits of Senti Bio’s product candidates and platform technology. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Senti Bio. Many factors could cause actual future results to differ materially from the forward-looking statements in this document, including but not limited to: (i) changes in domestic and foreign business, market, financial, political and legal conditions, (ii) changes in the competitive and highly regulated industries in which Senti Bio operates, variations in operating performance across competitors, changes in laws and regulations affecting Senti Bio’s business, (iii) the ability to implement business plans, forecasts and other expectations, (iv) the risk of downturns and a changing regulatory landscape in Senti Bio’s highly competitive industry, (v) risks relating to the uncertainty of any projected financial information with respect to Senti Bio, (vi) risks related to uncertainty in the timing or results of Senti Bio’s preclinical studies, IND filings, and GMP manufacturing startup activities, (vii) Senti Bio’s dependence on third parties, including Celest, in connection with preclinical and IND-enabling studies, IND and other regulatory filings, and GMP manufacturing buildout and startup activities, (viii) risks related to delays and other impacts from the COVID-19 pandemic, and (ix) the success of any future research and development efforts by Senti Bio or its collaboration partners, including Celest. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Senti Bio’s Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2023, and other documents filed by Senti Bio from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements in this document. There may be additional risks that Senti Bio does not presently know, or that Senti Bio currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements in this document. Forward-looking statements speak only as of the date they are made. Senti Bio anticipates that subsequent events and developments may cause Senti Bio’s assessments to change. Except as required by law, Senti Bio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
    Schedule 8.6

Availability of Other Information About Senti Biosciences, Inc.
For more information, please visit the Senti Bio website at https://www.sentibio.com or follow Senti Bio on Twitter (@SentiBio) and LinkedIn (Senti Biosciences). Investors and others should note that we communicate with our investors and the public using our company website (www.sentibio.com), including, but not limited to, company disclosures, investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference call transcripts and webcast transcripts, as well as on Twitter and LinkedIn. The information that we post on our website or on Twitter or LinkedIn could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website or social media shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Senti Bio Contact
Investors: investors@sentibio.com
Media: media@sentibio.com

Celest Therapeutics Contact
Info@celesttx.com
    Schedule 8.6

Exhibit A
[*]

Exhibit A

Exhibit B
License Agreement Terms
●    [*].
●    [*] Milestones:

[*] Milestone Event:	[*] Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]

●    [*] Milestones:

[*] Milestone Event: [*]	[*] Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

●    Royalty:

[*]	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]

Technology Transfer: customary language on technology transfer, including but not limited to the transfer by Senti to Celest of [*], in each case reasonably necessary for the production of SN301A Vector.

Exhibit B

Exhibit C
R&D Plan
[*]
Exhibit C

Exhibit D
SN301A Information
[*]
Exhibit D

Exhibit E
Existing Competing Program

[*]
Exhibit E